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                                                                    EXHIBIT 11.1

                                   COHR INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

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                                                                                THREE MONTHS ENDED
                                                    YEAR ENDED MARCH 31,             JUNE 30,
                                                ----------------------------     -----------------
                                                 1994       1995       1996       1995       1996
                                                ------     ------     ------     ------     ------
NET INCOME ATTRIBUTABLE TO COMMON STOCK.......  $  946     $1,368     $2,142     $  457     $  931
PRIMARY EARNINGS PER SHARE:
  Weighted average number of common shares
     outstanding..............................   2,112      2,112      2,391      2,112      4,562
  Dilutive effect of stock options and
     warrants after application of treasury
     stock method.............................      --         --         37         --        240
                                                ------     ------     ------     ------     ------
  Number of shares used to compute primary
     earnings per share.......................   2,112      2,112      2,428      2,112      4,802
Primary earnings per share....................  $ 0.45     $ 0.65     $ 0.88     $ 0.22     $ 0.19
                                                ======     ======     ======     ======     ======
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